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PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

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	1-877-534-5180	May 6, 2010

Massey Energy General Counsel Asks CtW to Release Information

about Standing in Shareholder Matters

Richmond, Virginia, May 6, 2010 – Massey Energy Company’s (NYSE: MEE) Vice President and General Counsel Shane Harvey today sent the below letter to Change to Win (CtW) Investment Group requesting the organization release information about their standing in shareholder matters. CtW has been waging a politically motivated campaign to disrupt Massey and the Board’s continuing effort to be responsive to shareholders.

In the letter, Mr. Harvey writes, “I would suggest you provide Massey’s shareholder base with a transparent picture of your funding, affiliations and leadership structure so determinations can be made as to the validity of your motivations and goals.”

CtW is regularly described by media publications as an arm of the labor federation Change to Win. Further, these publications report that CtW Investment Group may be affiliated with shareholders but is not an actual shareholder of Massey Energy.

“From what information we have received from you and that is available in the public domain, CtW Investment Group continues to appear to be a politically motivated lobbying organization that disrupts serious proceedings among shareholders to actively advance a union-focused agenda,” writes Mr. Harvey.

In 2009, Change to Win demanded Whole Foods’ CEO John Mackey step down in reaction to his public lack of support for the Obama administration’s health care policy.

Additionally, Change to Win mounted a public relations campaign to try to force CVS Pharmacy to waive employees’ right to vote in confidential union elections, despite federal law protecting an employees’ privacy in voting procedures.

The Massey Energy Board of Directors is committed to responding to the legitimate requests of shareholders. However, CtW Investment Group appears to be less focused on corporate governance and more geared towards a narrow political agenda.

A copy of the full letter from Shane Harvey to CtW follows:

Mr. William Patterson

Executive Director

CtW Investment Group

1900 L Street NW, Suite 900

Washington, DC 20036

Dear Mr. Patterson,

In recent communications to Massey Energy Company, allegations made by CtW Investment Group appear to be less focused on corporate governance and more geared towards a narrow political agenda. At this point in time, we are formally requesting detailed information from CtW Investment Group to determine your standing in shareholder matters to make such demands as you have during recent weeks.

In the spirit of transparency, and to adequately establish your standing to disrupt important corporate governance proceedings, we would like to formally request more information as to the nature of your funding and leadership structure to gain a clearer picture of your connection to and representation of our actual shareholders. From what information we have received from you and that is available in the public domain, CtW Investment Group continues to appear to be a politically motivated lobbying organization that disrupts serious proceedings among shareholders to actively advance a union-focused agenda.

From the scant public information available about the funding and structure of your organization, you are described by the Wall Street Journal, the New York Times and other widely read publications as an arm of the labor federation Change to Win. Further, these publications report that CtW Investment Group may be affiliated with shareholders, but is not an actual shareholder of Massey Energy.

In your letter dated April 12, 2010 you state: “CtW Investment Group works with unions affiliated with Change to Win, a coalition of unions.” In fact, Change to Win is a lobbying organization funded by five labor unions, including the International Brotherhood of Teamsters, Laborers’ International Union of North America, Service

Employees Union International Union, United Farm Workers of America and the United Food and Commercial Workers International Union.

Change to Win is an organization with a history of targeting large companies with public relations campaigns to impose its union-minded political strategy; threatening to disrupt critical board governance processes in order to exact its agenda, even in instances where it has attempted to upend the federal rights of employees. In one instance, Change to Win mounted a public relations campaign to try to force CVS Pharmacy to waive employees’ right to vote in confidential union elections, despite federal law protecting an employees’ privacy in voting procedures.

In 2009, Change to Win demanded Whole Foods’ CEO John Mackey step down in reaction to his public lack of support for the Obama administration’s health care policy. Under the guise of shareholder advocacy, Change to Win attempted to exact political retribution against Mackey through his removal, despite an inability to prove a negative effect on shareholders related to the matter. In fact, Whole Foods ended 2009 with EBITDA up 16.3%, despite one of the worst economic environments on record.

In a letter from Lead Independent Massey Board Director Admiral Inman to CtW Investment Group dated April 28, 2010, we responded to your requests and allegations made in previous communications. Your primary request called for the resignation of Lady Judge from our corporate board, threatening that if she were “listed as a director in Massey’s upcoming proxy statement for its May 18, 2010 annual meeting, we will actively oppose the three directors up for election.” Indeed, Lady Judge has resigned her position, but you continue to drive your agenda and oppose the three seated and capable members of our board.

Interestingly, CtW Investment Group still has yet to respond to Admiral Inman’s request to provide detailed material concerns directly related to the three board members our shareholders will vote upon during our May 18, 2010 annual meeting.

Your letter also alleges our Board is “insufficiently independent and too small.” Our eight-member board is currently conducting a search for strong replacement for Lady Judge’s expertise and institutional knowledge. Currently, six of the eight members (75 percent) of the seated board bring an independent voice and perspective to our meetings and Massey Energy has long been open to expansion of our Board to a larger number, should our shareholders request such a change. It is worth noting that in a 2003 study by the Corporate Library, the average board size was listed as 9.2 members, as reported by the Wall Street Journal.

I am confident that the Board has responded adequately and appropriately to CtW Investment Group’s concerns, including your claims regarding two independent directors who chose to leave the Board in 2007.

As mentioned in the April 28, 2010 letter, there will be accountability for what happened at the Upper Big Branch mine. One of the many steps Massey Energy has taken to ensure accountability occurred on May 4, 2010, when we called upon the Mine Safety & Health Administration to hold a public hearing about the accident. We are committed to transparency in this process, as it’s vital to us and the members of the Massey Energy family to have a clear picture of what happened. We believe transparency and openness in this process are critical to ensure we do everything in our power to prevent any future incidents.

The Massey Energy Board of Directors is committed to responding to the legitimate requests of shareholders. I find it troubling that your public relations campaign continues to target three accomplished members of our Board, despite your initial demand being met. If you do intend to be a constructive voice in this conversation, I would suggest you provide Massey’s shareholder base with a transparent picture of your funding, affiliations and leadership structure so determinations can be made as to the validity of your motivations and goals.

Sincerely,

M. SHANE HARVEY
Vice President and General Counsel
Massey Energy Company

About Massey

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal company in Central Appalachia and is included the S&P 500 index.

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